Exhibit 99.1

             Forest City Reports Fiscal 2004 First-Quarter Results

     CLEVELAND--(BUSINESS WIRE)--June 8, 2004--Forest City Enterprises, Inc. (NYSE:FCEA)(NYSE:FCEB)

     --   Net earnings of $7.2 million, or $0.14 per share

     --   Revenues of $288.6 million, up 25.1 percent

     --   EBDT increases 5.9 percent to $1.08 per share

     Forest City Enterprises, Inc. (NYSE:FCEA)(NYSE:FCEB) today announced net earnings, revenues and EBDT for the fiscal first quarter ended April 30, 2004.
     The Company reported net earnings of $7.2 million, or $0.14 per share, compared with $14.8 million, or $0.29 per share, in 2003. The difference was primarily due to the Company's adoption of Financial Accounting Standards Board Interpretation Number 46(R) (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 resulted in the cumulative effect of a change in accounting principle, net of tax, of $11.3 million and an increase in depreciation expense for previously unconsolidated entities. FIN 46 charges during the fiscal first quarter were partially offset by an $11.8 million after-tax gain from the disposition of a property.
     EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) was $55.1 million, or $1.08 per share, a 5.9 percent increase on a per share basis over last year's fiscal first-quarter EBDT of $51.4 million, or $1.02 per share.
     Fiscal first-quarter consolidated revenues increased 25.1 percent to $288.6 million compared with $230.8 million a year earlier.
     EBDT and EBDT per share are non-Generally Accepted Accounting Principles
(GAAP) measures provided as a supplement to net earnings and net earnings per share prepared in accordance with GAAP. The Company believes net earnings is the most directly comparable GAAP measure to EBDT. A reconciliation of net earnings to EBDT is provided in the Financial Highlights table in this news release. A more complete discussion of EBDT is included in this news release.
     Please refer to the Company's website at www.forestcity.net for a Supplemental Package furnished to the Securities and Exchange Commission on Form 8-K. This Supplemental Package includes operating and financial information for the first quarter ended April 30, 2004, with reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

     Discussion of Results

     Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, "We completed two openings during the fiscal first quarter and have 17 projects under construction, seven of which are scheduled to open later in fiscal 2004. The 13 commercial and residential properties opened or acquired last year are driving our growth. We are also pleased that our comparable NOI (a non-GAAP financial measure) continues to improve, led by the strong performance of our retail portfolio.
     "Forest City completed two transactions during the quarter that significantly enhanced our long-term financial flexibility. In February, we completed a public debt offering of $100 million of 7.375 percent Senior Notes due in 2034. In March, we expanded our corporate credit facility to $450 million, which represents a $150 million increase in availability in the Company's credit line."
     A key growth driver of Forest City's EBDT is Net Operating Income (NOI), a non-GAAP financial measure. Total Real Estate Groups NOI for the fiscal first quarter grew 4.7 percent, largely due to the openings and acquisitions completed last year. Comparable property NOI - NOI from properties operated during the fiscal first quarters of both 2004 and 2003 - was up 0.1 percent in 2004 compared with the prior year. This is the second consecutive quarter of comparable NOI growth, compared with decreases in the two previous fiscal years (2003 and 2002).
     The retail portfolio comparable NOI was up 2.2 percent, as retail continues to be the strongest-performing property type for the Company. The office portfolio was down 0.2 percent. The residential portfolio was down 4.1 percent because of reduced demand for apartments, driven by limited job growth and the low interest rate environment (which is spurring new home sales). While office and residential comparable NOI were below historical levels, overall comparable NOI compared favorably with current industry trends.
     EBDT growth was also driven by a combined $8.5 million increase from the Land Development and Lumber Trading groups compared with the fiscal first quarter of 2003. The increase in land sales was primarily due to the timing of certain transactions and does not reflect an annual trend.
     Comparable property NOI, a non-GAAP financial measure, is based on the pro-rata consolidation method - see attached Exhibit, which also includes comparable property NOI on the full consolidation method. A more complete discussion of comparable NOI is included in this news release.

     Dispositions

     During the fiscal first quarter, the Company disposed of Woodlake, a residential community in Silver Spring, Maryland, for an $11.8 million after-tax gain. Subsequent to the end of the quarter, Forest City disposed of two shopping malls in non-core markets for a total after-tax gain of approximately $18.5 million, at the Company's share of these equity method investments. Disposing of these assets enables the Company to recycle capital into the development of additional high-impact projects in Forest City's core markets.

     Portfolio and Development Pipeline Highlights

     Forest City continued to concentrate on growth in its core markets during the fiscal first quarter of 2004. These markets include the New York City/Philadelphia metropolitan area, Boston, Denver, California and the Washington, D.C./Baltimore metropolitan area, among other high-growth urban areas. The Company made significant progress at several of its long-term projects, and announced plans for additional large developments.

     Fiscal First-Quarter Openings

     Forest City completed two openings during the quarter. At its 4,200-acre Stapleton mixed-use project in Denver, the Company opened East 29th Avenue Town Center, the first of several town centers being built in Stapleton's new neighborhoods. The town center features 82,000 square feet of "main street" retail, 34,000 square feet of office space, 156 apartment units and a town green. In New York City, Forest City opened Sterling Glen of Rye Brook, a 165-unit senior supported-living community that is part of a multigenerational resort-like community in Rye Brook, New York.

     Additional Openings Scheduled for Fiscal 2004

     Of the 17 projects under construction, seven are due to open later in fiscal 2004. Projected openings, which total $532 million of cost on a full consolidation basis and $409.9 million of cost at the Company's share, include the office and retail components of Atlantic Terminal, Victoria Gardens open-air regional lifestyle center, Quartermaster Plaza retail development, and a life sciences research facility at University of Pennsylvania. Project costs at the Company's share are based on the pro-rata consolidation method - see attached Exhibit, which also includes comparable project costs on the full consolidation method.
     The Company is nearing completion of construction on the office and retail components of Atlantic Terminal in downtown Brooklyn. The 10-story, 399,000-square-foot office building is being constructed above a four-story, 373,000-square-foot retail center - both of which will be connected to renovated railroad and subway stations. The office building, whose anchor tenant is the Bank of New York, is scheduled to open in the fiscal second quarter. The retail center, anchored by a Target department store, will open in the fiscal third quarter. In addition, during the fiscal second quarter, Forest City plans to open Brooklyn Commons, a 151,000-square-foot specialty retail center where Lowe's (home improvement retailer) is the primary tenant.
     In Southern California, construction continues on Victoria Gardens, a 1.2-million-square-foot open-air regional lifestyle and entertainment center that will serve as the heart of a new downtown for Rancho Cucamonga. The center, which is currently 83 percent pre-leased, will include a mixture of nationally and locally known stores, including JCPenney, Macy's, Robinsons-May and AMC Theaters. Scheduled to open in fall 2004, Victoria Gardens will also include restaurants and cafes, as well as offices, housing, and civic and cultural uses.
     The Company has two projects under construction, and scheduled to open this fiscal year, in Philadelphia. The 459,000-square-foot Quartermaster Plaza is scheduled to open during the fiscal third quarter, with Home Depot and BJ's Wholesale Club as the anchor tenants. One of the largest new retail developments to occur in Philadelphia in recent years, the plaza is located on the historically significant site of a former military supply depot.
     In addition, Forest City has under construction a life sciences research facility at the University of Pennsylvania in Philadelphia. The project marks Forest City's first biotechnology-related development opportunity outside of the Boston market. The Company's University Bioscience & Technology Group is acting as developer for the 123,000-square-foot facility. Forest City has an option to purchase this project prior to or upon completion.

     Additional Projects Under Construction

     Commercial/Mixed-Use Projects

     Forest City has two additional long-term commercial/mixed-use projects under construction. During the fiscal first quarter, the Company officially broke ground on the New York Times headquarters site in Times Square. The Times will own and occupy 27 floors of the 52-story building. Forest City and its partner ING Group will own the balance of the space, including a commercial condominium in the building. Construction is expected to be completed in fiscal 2007.
     In San Francisco, Forest City is working with partner Westfield America to create a 1-million-square-foot retail center that will connect at five levels to the existing Nordstrom-anchored San Francisco Centre. Scheduled to open in fiscal 2006, the new San Francisco Centre will also feature Bloomingdale's and more than 200 specialty stores and boutiques, fine dining, large-state-of-the-art theater complex, gourmet marketplace, and office space.

     Residential Projects

     At the end of the fiscal first quarter, Forest City had eight new residential projects under construction, representing $267 million of cost on a full consolidation basis and $278.7 million of cost at the Company's share. Project costs at the Company's share are based on the pro-rata consolidation method - see attached Exhibit, which also includes comparable project costs on the full consolidation method.
     Two adaptive re-use/historic preservation projects are among the residential properties under construction. At Ashton Mill, located near Providence, Rhode Island, Forest City is transforming a Civil War-era cotton mill into more than 190 one- and two-bedroom apartment units. Subway Terminal, a former train station and office building in Los Angeles, is being converted into 277 loft-style apartments. For both projects, which are scheduled to open in fiscal 2005, Forest City is using historic tax credits to maximize the properties' competitive positions in their respective local residential markets.
     Forest City has two apartment buildings under construction at its University Park at MIT mixed-use project. 23 Sidney Street, which will have 51 loft-style apartments, and 100 Landsdowne Street, a 203-unit high-rise apartment community, are expected to open in fiscal 2005. Under development since 1985, the 27-acre University Park at MIT is one of Boston's largest private biotechnology office parks, with 1.5 million square feet of office and lab space, 70,000 square feet of retail, 277 residential units, 210 hotel rooms, and 2,700 parking spaces.

     Under Development

     Forest City has more than 20 projects under development - including several of the largest and most prestigious projects in Company history. Many projects currently in the initial stages of development are expected to open between fiscal 2005 and 2008, thus promoting the Company's future growth. Forest City announced milestones for several of these projects during the fiscal first quarter.
     The Company announced that its Hawaii Military Communities, LLC subsidiary has signed a 50-year Partnership Agreement for the ownership, development and management of Ohana Military Communities in Hawaii. Phase One of the partnership with the U.S. Navy involves the construction of 910 new homes and the renovation of 1,040 existing military family homes over the next four years, and the ongoing operation and maintenance of the properties and residential communities for the next 50 years.
     In addition, Forest City has received a letter of intent from Fannie Mae, the large mortgage financing company, to lease up to 1.5 million square feet of office space at Waterfront. The Waterfront site in Washington, D.C. is being redeveloped by Forest City and its partners to include 1.7 million square feet of office space, 400,000 square feet of residential units, and 75,000 square feet of stores and restaurants.
     In California, Forest City was chosen to negotiate for the rights to revitalize and convert the historic Public Health Services Hospital at the Presidio of San Francisco for residential use. The Company plans to convert the former United States Marine Hospital into a residential apartment community with a mix of affordable-housing and market-rate units.
     Forest City expects to begin construction later this fiscal year on two large lifestyle centers - NorthField at Stapleton in Denver and Simi Valley Town Center in Southern California.
     NorthField will be a 1.2-million-square-foot lifestyle, entertainment and retail center that combines major anchors with "main street retail." It will feature Bass Pro Outdoor World and an 18-screen, 85,000-square-foot, state-of-the-art Harkins Theatres megaplex - both firsts in Colorado. Bass Pro Outdoor World anticipates 4 million visitors each year. Simi Valley Town Center will include 875,000 square feet of retail space, including Macy's and Robinsons-May department stores.
     Other large, complex projects currently under development include: the recently announced 44-acre Southeast Federal Center site in Washington, D.C.; and the mixed-use Brooklyn Atlantic Yards project. Forest City's ability to continue to identify, compete for, win and deliver such projects is a direct result of its unique franchise. That franchise is built on the Company's long-term commitment and extensive mixed-use development experience, which are essential for growing the portfolio and enhancing shareholder value.

     Public Offerings and Financing Summary

     Forest City continues to take advantage of the financial markets to undertake transactions that significantly enhance the Company's long-term financial flexibility and ability to invest in its future growth. In February 2004, the Company completed a public debt offering of $100 million of 7.375 percent Senior Notes due in 2034. This transaction is in addition to last year's public offering of $300 million of 7.625 percent Senior Notes due in 2015. In March 2004, Forest City expanded its corporate credit facility to $450 million, which represents a $150 million increase in availability in the Company's credit line.
     Forest City is also capitalizing on current interest rates and attractive debt markets for its project financings, with primary emphasis on locking in fixed-rate nonrecourse mortgages. During the fiscal first quarter of 2004, Forest City closed on transactions totaling $221.1 million in nonrecourse mortgage financings, including $99.5 million for new development projects, $58.0 million in refinancings, $53.5 million in loan extensions, and $10.1 million in new acquisitions.
     At April 30, 2004, the Company's weighted average cost of mortgage debt decreased to 5.66 percent from 5.99 percent at April 30, 2003, primarily due to the general decrease in variable interest rates. Variable-rate mortgage debt, which represented 32 percent of the Company's total nonrecourse mortgage debt, decreased from 3.81 percent at April 30, 2003 to 3.56 percent at April 30, 2004. Fixed-rate mortgage debt decreased from 6.97 percent at April 30, 2003 to 6.64 percent at April 30, 2004.

     Outlook

     Ratner said, "The projects we have opened in recent years continue to drive our near-term growth, and the more than two dozen projects currently under construction or development should drive our long-term growth. In the fiscal 2004 third quarter alone, we expect to open three major retail projects - Atlantic Terminal, Quartermaster Plaza and Victoria Gardens. We have identified additional high-impact projects such as Southeast Federal Center, San Francisco Centre, Brooklyn Atlantic Yards and the New York Times headquarters.
     "Our strong first quarter provides us with the momentum to have a very successful year in fiscal 2004," Ratner said. "We are on track for 2004 to be our 25th consecutive year of EBDT growth."

     Corporate Description

     Forest City Enterprises, Inc. is a $6.8 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 21 states and the District of Columbia.

     EBDT

     The Company uses EBDT, along with net earnings, to report its operating results. On a consolidated basis, EBDT is a non-GAAP financial measure and is not a measure of operating results as defined by GAAP. The Company believes that EBDT provides additional information about its core business operations, and along with net earnings, is necessary to understand its ongoing financial health. While property dispositions, acquisitions or other factors can impact net earnings in the short term, the Company believes EBDT is useful in operating and understanding its business and useful to investors because it gives a more consistent view of Forest City's overall financial performance from quarter to quarter and year to year. EBDT is used by the chief decision maker and management to assess operating performance and resource allocations by segment and on a consolidated basis. EBDT is similar to Funds From Operations (FFO), a measure of performance used by publicly traded real estate investment trusts (REITs), but may not be directly comparable to similarly titled measures reported by other companies. Forest City encourages readers of its financial information to focus on EBDT, along with net earnings, to provide a complete and accurate picture of the Company's operating results.
     EBDT is defined as net earnings excluding the following items: i) gain
(loss) on disposition of operating properties and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) noncash charges from Forest City Rental Properties Corporation, a wholly owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax).
     EBDT is reconciled to net earnings, the most comparable financial measure calculated in accordance with GAAP. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management's opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because the Company believes the values of its properties, in general, have appreciated, over time, in excess of their original cost. Deferred taxes from real estate operations, the result of timing differences of certain net expense items deducted in a future year for Federal income tax purposes, are excluded until the year in which they are reflected in the Company's current tax provision. The provision for decline in real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company's overall financial performance and is related to the ultimate gain or loss on dispositions of operating properties. The Company's EBDT may not be directly comparable to similarly titled measures reported by other companies.

     Pro-Rata Method

     This news release contains certain financial measures prepared in accordance with the full consolidation method, which are financial measures presented in accordance with GAAP, and certain financial measures prepared in accordance with the pro-rata method, which are non-GAAP financial measures. Forest City presents certain financial amounts under the pro-rata method. This information is useful to investors because management believes this method more accurately reflects the manner in which the Company operates the business. This is because, in line with industry practice, Forest City has made a large number of investments in which its economic ownership is less than 100% as a means of sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities as consolidated at 100% if deemed under Forest City's control, or if the Company is deemed to be the primary beneficiary of an investment in a Variable Interest Entity (VIE), even if its ownership is not 100%. Forest City provides a reconciliation to the full consolidation method when the pro-rata consolidation method is used throughout this news release.

     Safe Harbor Language

     Statements made in this news release that state the Company or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company's target markets, reliance on major tenants, the impact of terrorist acts, the Company's substantial leverage and the ability to service debt, guarantees under the Company's credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, and other risk factors as disclosed from time to time in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

                 Forest City Enterprises, Inc. and Subsidiaries
                              Financial Highlights
                   Three Months Ended April 30, 2004 and 2003
                  (dollars in thousands, except per share data)

                              Three Months Ended         Increase
                                  April 30,             (Decrease)
                            ----------- ----------- ------------------
                                  2004        2003    Amount   Percent
                            ----------- ----------- -------- ---------

Operating Results:
Earnings from continuing
 operations                     $6,783     $14,739     $(7,956)
Discontinued operations,
 net of tax and minority
 interest (1)                   11,681          53      11,628
Cumulative effect of change
 in accounting principle,
 net of tax                    (11,261)          -     (11,261)
                            ----------- ----------- -----------
Net earnings                    $7,203     $14,792     $(7,589)
                            =========== =========== ===========

Earnings Before
 Depreciation, Amortization
 and  Deferred Taxes (EBDT)
 (2)                           $55,121     $51,435      $3,686    7.2%
                            =========== =========== ===========

Reconciliation of Net
 Earnings to Earnings
 Before Depreciation,
 Amortization and
 Deferred Taxes
 (EBDT) (2):

  Net Earnings                  $7,203     $14,792     $(7,589)

  Depreciation and
   amortization - Real
   Estate Groups (5)            44,917      31,288      13,629
  Depreciation and
   amortization - equity
   method investments (3)          237         126         111

  Deferred income tax
   expense - Real Estate
   Groups (6)                    9,078       5,305       3,773

  Current income tax
   expense on non-operating
   earnings: (6)
        Gain on disposition
         of other
         investments                 -           9          (9)
        Gain on disposition
         included in
         discontinued
         operations                  -       1,729      (1,729)

  Straight-line rent
   adjustment (4)                1,924      (1,704)      3,628

  Gain on disposition of
   other investments                 -         (22)         22

  Discontinued operations:(1)
        Gain on disposition
         of operating
         properties            (19,499)       (411)    (19,088)
        Minority interest            -         323        (323)

  Cumulative effect of
   change in accounting
   principle, net of tax        11,261           -      11,261
                            ----------- ----------- -----------

  Earnings Before
   Depreciation,
   Amortization and
   Deferred Taxes (EBDT)
   (2)                         $55,121     $51,435      $3,686    7.2%
                            =========== =========== ===========

Diluted Earnings per Common
 Share:

Earnings from continuing
 operations                      $0.13       $0.29      $(0.16)
Discontinued operations,
 net of tax and minority
 interest (1)                     0.23           -        0.23
Cumulative effect of change
 in accounting principle,
 net of tax                      (0.22)          -       (0.22)
                            ----------- ----------- -----------
Net earnings                     $0.14       $0.29      $(0.15)
                            =========== =========== ===========

Earnings Before
 Depreciation, Amortization
 and Deferred Taxes (EBDT)
 (2)                             $1.08       $1.02       $0.06    5.9%
                            =========== =========== ===========

Operating earnings, net of
 tax (a non-GAAP financial
 measure)                        $0.28       $0.34      $(0.06)

Gain on disposition of
 operating properties, net
 of tax                           0.23        0.01        0.22

Minority interest                (0.15)      (0.06)      (0.09)

Cumulative effect of change
 in accounting principle,
 net of tax                      (0.22)          -       (0.22)

                            ----------- ----------- -----------
Net earnings                     $0.14       $0.29      $(0.15)
                            =========== =========== ===========

Diluted weighted average
 shares outstanding         50,870,134  50,248,378     621,756
                            =========== =========== ===========


                 Forest City Enterprises, Inc. and Subsidiaries
                              Financial Highlights
                   Three Months Ended April 30, 2004 and 2003
                             (dollars in thousands)

                                   Three Months Ended     Increase
                                        April 30,        (Decrease)
                                   ------------------- ---------------
                                       2004      2003   Amount Percent
                                   --------- --------- ------- -------
Operating Earnings (a non-GAAP
 financial measure) and
 Reconciliation to Net Earnings:
Revenues
  Commercial Group                 $165,451  $160,137   $5,314
  Residential Group                  51,280    38,218   13,062
  Land Development Group             31,639    12,378   19,261
  Lumber Trading Group               40,137    19,901   20,236
  Corporate Activities                   74       128      (54)
                                   --------- --------- --------
       Total Revenues               288,581   230,762   57,819   25.1%

Operating expenses                 (174,326) (140,654) (33,672)
Interest expense                    (59,942)  (43,815) (16,127)
Depreciation and amortization (5)   (40,947)  (29,350) (11,597)
Equity in earnings of
 unconsolidated real estate
 entities                             6,244     9,843   (3,599)
Revenues from discontinued
 operations (1)                         434     4,585   (4,151)
Expenses from discontinued
 operations (1)                        (609)   (4,690)   4,081
                                   --------- --------- --------

Operating earnings (a non-GAAP
 financial measure)                  19,435    26,681   (7,246)
                                   --------- --------- --------

Income tax expense (6)               (5,499)   (9,529)   4,030
Income tax expense from
 discontinued operations (1) (6)     (7,643)      (35)  (7,608)
Income tax benefit on non-
 operating earnings items (see
 below)                               7,712        44    7,668
                                   --------- --------- --------

Operating earnings,
 net of tax (a non-GAAP
 financial measure)                  14,005    17,161   (3,156)
                                   --------- --------- --------

Gain on disposition of other
 investments                              -        22      (22)

Gain on disposition of operating
 properties included in
 discontinued operations (1)         19,499       411   19,088

Income tax expense on non-
 operating earnings: (6)
     Gain on disposition of other
      investments                         -        (9)       9
     Gain on disposition of
      operating properties
      included in discontinued
      operations                     (7,712)      (35)  (7,677)
                                   --------- --------- --------
Income tax expense on non-
 operating earnings (see above)      (7,712)      (44)  (7,668)
                                   --------- --------- --------

Minority interest in continuing
 operations                          (7,328)   (2,540)  (4,788)

Minority interest in discontinued
 operations: (1)
     Operating earnings                   -       105     (105)
     Gain on disposition                  -      (323)     323
                                   --------- --------- --------
                                          -      (218)     218
                                   --------- --------- --------
Minority interest                    (7,328)   (2,758)  (4,570)
                                   --------- --------- --------

Cumulative effect of change in
 accounting principle, net of tax   (11,261)        -  (11,261)
                                   --------- --------- --------

Net earnings                         $7,203   $14,792  $(7,589)
                                   ========= ========= ========


                 Forest City Enterprises, Inc. and Subsidiaries
                              Financial Highlights
                   Three Months Ended April 30, 2004 and 2003
                                 (in thousands)

1) Pursuant to the definition of a component of an entity of SFAS No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or held for sale are reported as discontinued operations.

2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT"), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) noncash charges from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and
    vi) cumulative effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.

3) Amount represents depreciation expense for certain syndicated properties accounted for on the equity method of accounting under both full consolidation and pro-rata consolidation (a non-GAAP financial measure). See our discussion of pro-rata consolidation in the news release.

4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to the provision of SFAS No. 13, "Accounting for Leases." The straight-line rent adjustment is recorded as an increase or decrease to revenue from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5) The following table provides detail of Depreciation and Amortization. The Company's Real Estate Groups are owned by Forest City Rental Properties Corporation, a wholly-owned subsidiary engaged in the ownership, development, acquisition and management of real estate projects, including apartment complexes, regional malls and retail centers, hotels, office buildings and mixed-use facilities, as well as large land development projects.



                                                      Three Months
                                                     Ended April 30,
                                                    -----------------
                                                       2004     2003
                                                    -------- --------

Full Consolidation                                  $40,947  $29,350
Non-Real Estate Groups                               (1,004)    (928)
                                                    -------- --------
Real Estate Groups Full Consolidation                39,943   28,422
Real Estate Groups related to minority interest      (2,166)  (4,389)
Real Estate Groups equity method                      7,033    6,731
Discontinued operations                                 107      524
                                                    -------- --------
Real Estate Groups Pro-Rata Consolidation           $44,917  $31,288
                                                    ======== ========


                 Forest City Enterprises, Inc. and Subsidiaries
                              Financial Highlights
                   Three Months Ended April 30, 2004 and 2003
                                 (in thousands)

                                                      Three Months
                                                     Ended April 30,
                                                    -----------------
                                                       2004     2003
                                                    -------- --------
6) The following table provides detail of Income
   Tax Expense (Benefit):

(A) Operating earnings
           Current                                   $1,922   $2,875
           Deferred                                   3,577    6,645
                                                    -------- --------
                                                      5,499    9,520
                                                    -------- --------

(B) Current tax on gain on disposition of other
    investments                                           -        9
                                                    -------- --------

       Subtotal (A) (B)
          Current                                     1,922    2,884
          Deferred                                    3,577    6,645
                                                    -------- --------
          Income tax expense                          5,499    9,529
                                                    -------- --------

(C) Discontinued operations
          Operating earnings
          Current                                      (213)    (159)
          Deferred                                      144      159
                                                    -------- --------
                                                        (69)       -

         Gain on disposition of operating
          properties
         Current                                          -    1,729
         Deferred                                     7,712   (1,694)
                                                    -------- --------
                                                      7,712       35
                                                    -------- --------
                                                      7,643       35
                                                    -------- --------

      Grand Total (A) (B) (C)
          Current                                     1,709    4,454
          Deferred                                   11,433    5,110
                                                    -------- --------
                                                    $13,142   $9,564
                                                    ======== ========
      Recap of Grand Total:
        Real Estate Groups
          Current                                     3,008    6,887
          Deferred                                    9,078    5,305
                                                    -------- --------
                                                     12,086   12,192
        Non-Real Estate Groups
          Current                                    (1,299)  (2,433)
          Deferred                                    2,355     (195)
                                                    -------- --------
                                                      1,056   (2,628)
                                                    -------- --------
       Grand Total                                  $13,142   $9,564
                                                    ======== ========


Forest City Enterprises, Inc.
Development Pipeline

April 30, 2004
2004 Openings / Acquisitions
                                                    Cost at
                                                      FCE
                          Pro-                      Economic
             Dev.         rata               Total   Share
             (D)   Date   FCE  Cost at Full  Cost    (Non-   Sq. ft./
Property/    Acq. Opened/  %   Consolidation at 100% GAAP)(b) No. of
Location     (A) Acquired (1)   (GAAP)(a)      (2)   (1)x(2)  Units
---------------------------------------------------------------------
                                       (in millions)
                              -------------------------------

Residential:
East 29th
 Avenue Town
 Center/
 Denver, CO   D   Q1-04  90.0       $ 45.9 $ 45.9   $ 41.3     156(h)
Sterling Glen
 of Rye
 Brook(c)(i)
 (o)/Rye
 Brook, NY    D   Q1-04  40.0          0.0   57.8     23.4     165
                              -------------------------------------
Total 2004
 Openings /
 Acquisitions
 (b)(d)                              $45.9 $103.7    $64.7     321
                              =====================================

-------------------------------------------------------------------
Residential Units
 Phased-In                                                Opened in
 (c)(e):                                                  '04/Total
                                                        --------------
Settler's
 Landing at
 Greentree/
 Streetsboro,
 OH           D  2001-04 50.0        $ 0.0  $25.9    $13.0  16 / 408
Eaton Ridge/
 Sagamore
 Hills, OH    D  2002-04 50.0          0.0   14.1      7.0  36 / 260
                              --------------------------------------
Total (b)(r)                          $0.0  $40.0    $20.0  52 / 668
                              ======================================
-------------------------------------------------------------------
See attached 2004 footnotes.


April 30, 2004
2004 Under Construction or to be Acquired (17)

                                               Cost at
                                                 FCE
                                               Economic
                          Pro-  Cost            Share
              Dev.        rata at Full   Total  (Non-            Pre-
              (D) Antici- FCE  Consoli-  Cost    GAAP) Sq. ft./ Leased
Property/     Acq. pated   %    dation   at 100%  (b)  No. of   (Wtd.
Location      (A) Opening (1) (GAAP)(a)   (2)   (1)x(2) Units    Avg.)
----------------------------------------------------------------------
                                    (in millions)
                                ---------------------
Retail Centers:
Brooklyn
 Commons/
 Brooklyn, NY  D   Q2-04   70.0 $ 21.4  $ 21.4 $ 15.0   151,000   100%
Quartermaster
 Plaza/
 Philadelphia,
 PA            D   Q3-04   70.0   69.7    69.7   48.8   459,000    85%
Atlantic
 Terminal/
 Brooklyn, NY  D   Q3-04   70.0   87.7    87.7   61.4   373,000    87%
Victoria
 Gardens/
 Rancho
 Cucamonga, CA D   Q3-04   80.0  182.3   182.3  145.8 1,224,000(k) 83%
San Francisco
 Centre(c)(n)/
 San Francisco,
 CA            D   Q3-06   50.0    0.0   396.6  198.3   964,000(l)  8%
                                -------------------------------
                                 361.1   757.7  469.3 3,171,000    62%
                                ----------------------=========
Office:
Atlantic
 Terminal
 Office/
 Brooklyn, NY  D   Q2-04   70.0  106.8   106.8   74.8   399,000    80%
University of
 Pennsylvania
 (m)/
 Philadelphia,
 PA            A   Q4-04  100.0   55.4    55.4   55.4   123,000   100%
Twelve
 MetroTech
 Center/
 Brooklyn, NY  D   Q2-05   80.0   43.9    43.9   35.1   177,000(g)  0%
New York Times
 (c)/Manhattan,
 NY            D   Q1-07   28.0    0.0   412.3  115.4   734,000     0%
                                -------------------------------
                                 206.1   618.4  280.7 1,433,000    31%
                                ----------------------=========
Residential:
Emerald Palms
 Expansion/
 Miami, FL     D   Q2-04  100.0    8.7     8.7     8.7      86
23 Sidney
 Street/
 Cambridge, MA D   Q1-05  100.0   17.4    17.4    17.4      51
Subway
 Terminal/Los
 Angeles, CA   D   Q1-05  100.0   60.3    60.3    60.3     277
Ashton Mill/
 Providence,
 RI            D   Q2-05  100.0   29.0    29.0    29.0     193
Metropolitan
 Lofts(c)/Los
 Angeles, CA   D   Q2-05   50.0    0.0    60.3    30.2     264
Sterling Glen
 of Lynbrook
 (i)(p)/
 Lynbrook, NY  D   Q3-05   80.0   27.0    27.0    21.6     100
100 Landsdowne/
 Cambridge, MA D   Q3-05  100.0   59.2    59.2    59.2     203
Sterling Glen
 of Roslyn(c)
 (i)(q)/
 Roslyn, NY    D   Q2-06   80.0   65.4    65.4    52.3     158
                                -------------------------------
                                 267.0   327.3   278.7    1,332
                                -------------------------======
Total 2004
 Under
 Construction
 (b)(j)                         $834.2 $1,703.4 $1,028.7
                                ========================

----------------------------------------------------------------------
Residential phased-in units
 under construction (c)(e):                              Under Const./
                                                             Total
                                                         -------------
Settler's
 Landing at
 Greentree/
 Streetsboro,
 OH               2001-04  50.0     $0.0    $25.9    $13.0      88/408
Arbor Glen/
 Twinsburg, OH    2001-07  50.0      0.0     17.9      8.9     144/288
Newport
 Landing/
 Coventry, OH     2002-05  50.0      0.0     16.0      8.0     108/336
Woodgate/Evergreen
 Farms/Olmsted
 Twshp, OH        2004-07  33.0      0.0     22.5      7.5     348/348
                                --------------------------------------
Total(b)(f)                         $0.0    $82.3    $37.4   688/1,380
                                ======================================

----------------------------------------------------------------------

See attached 2004 footnotes.


2004 FOOTNOTES
--------------------------------------------------------------------
(a) Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in variable interest entities.
(b) Cost at FCE Economic Share represents Forest City's share of cost, based on the Company's pro-rata ownership of each property (a Non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its economic share by multiplying its pro-rata ownership of the applicable property by total cost. See our discussion of the pro-rata consolidation method in the preceding narrative.
(c) Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or be the primary beneficiary of our investments in variable interest entities.
(d) The difference between the full consolidation amount (GAAP) of $45.9 million of cost to Forest City's economic share (a non-
    GAAP measure) of $64.7 million of cost consists of a reduction to full consolidation for minority interest of $4.6 million of cost and the addition of Forest City's share of cost for unconsolidated investments of $23.4 million.
(e) Phased-in openings. Costs are representative of the total project.
(f) The difference between the full consolidation amount (GAAP) of $0.0 million of cost to Forest City's economic share (a non-GAAP measure) of $37.4 million of cost consists of Forest City's share of cost for unconsolidated investments of $37.4 million.
(g) Represents the Company's portion of this 1.1 million square-foot office condominium.
(h) Project also includes 141,000 total square feet (57,000 sq ft owned/managed by FCE) of retail and 34,000 square feet of office space.
(i) Supported-living property.
(j) The difference between the full consolidation amount (GAAP) of $834.2 million of cost to Forest City's economic share (a non-GAAP measure) of $1,028.7 million of cost consists of a reduction to full consolidation for minority interest of $149.4 million of cost and the addition of Forest City's share of cost for unconsolidated investments of $343.9 million.
(k) Includes 45,000 square feet of office space.
(l) Includes 235,000 square feet of office space.
(m) The Company will have an option to acquire this property.
(n) This project will also include the acquisition of an adjacent retail center totaling 508,000 square feet.
(o) Formerly Stone Gate at Bellefair
(p) Formerly Tanglewood Crest
(q) Formerly Bryant Landing
(r) The difference between the full consolidation amount (GAAP) of $0.0 million of cost to Forest City's economic share (a non-GAAP measure) of $20.0 million of cost consists of Forest City's share of cost for unconsolidated investments of $20.0 million.



                             Net Operating Income       (In Thousands)

                            Three Months Ended April 30, 2004
                      ------------------------------------------------

                                            Plus
                                          Unconsol-  Plus
                                           idated   Discont-
                       Full       Less     Invest-   inued   Pro-Rata
                      Consol-   Minority  ments at   Opera-  Consol-
                      idation   Interest  Pro-Rata   tions   idation
                      --------- --------- --------- -------- ---------
Commercial
 Group

 Retail

 Comparable            $32,001  $ 4,716  $ 3,949    $    -    $31,234
 --------------        -------  -------  -------    ------    -------
 Total                  37,721    4,925    3,643         -     36,439

 Office
  Buildings

 Comparable             33,117    5,389    1,792         -     29,520
 --------------        -------  -------  -------    ------    -------
 Total                  43,486    8,417    1,074         -     36,143

 Hotels

 Comparable              1,828      402      623         -      2,049
 --------------        -------  -------  -------    ------    -------
 Total                   3,045      886      623         -      2,782

 Other                   2,984    2,912       60         -        132

Total
 Commercial
 Group

 Comparable             66,946   10,507    6,364         -     62,803
 --------------        -------  -------  -------    ------    -------
 Total                  87,236   17,140    5,400         -     75,496

Residential
 Group

 Comparable             22,972    1,229    4,453         -     26,196
 --------------        -------  -------  -------    ------    -------
 Total                  28,115    1,312    6,990       295     34,088

Total Real
 Estate Groups

 Comparable             89,918   11,736   10,817         -     88,999
 --------------        -------  -------  -------    ------    -------
 Total                 115,351   18,452   12,390       295    109,584



Land Development
 Group                  14,990      939      171         -     14,222


Lumber Trading
 Group                   5,420        -        -         -      5,420


Corporate Group         (7,072)       -        -         -     (7,072)
 --------------       --------  -------  -------    ------   --------
Grand Total           $128,689  $19,391  $12,561     $ 295   $122,154
                      ========  =======  =======    ======   ========



                        Net Operating Income            (In Thousands)

                  Three Months Ended April 30, 2003        % Change
            ------------------------------------------ ---------------
                               Plus
                              Unconsol- Plus
                               idated  Discont-
             Full     Less     Invest-  inued  Pro-Rata Full  Pro-Rata
            Consol-  Minority ments at  Oper-  Consol- Consol- Consol-
            idation  Interest Pro-Rata  ations idation idation idation
            ------------------------------------------ ---------------
Commercial
 Group

 Retail

 Comparable $31,852   $5,444   $4,151  $   -   $30,559   0.5%   2.2%
 ---------- --------  -------  ------- ------  --------
 Total       33,846    5,942    5,413      -    33,317

 Office
  Buildings

 Comparable  33,630    5,620    1,581      -    29,591  -1.5%  -0.2%
 ---------- --------  -------  ------- ------  --------
 Total       36,583    6,886    1,114      -    30,811

 Hotels

 Comparable     983      169      637      -     1,451  86.0%  41.2%
 ---------- --------  -------  ------- ------  --------
 Total        2,470      774      637      -     2,333

 Other        2,945     (131)     960      -     4,036

Total
 Commercial
 Group

 Comparable  66,465   11,233    6,369      -    61,601   0.7%   2.0%
 ---------- --------  -------  ------- ------  --------
 Total       75,844   13,471    8,124      -    70,497

Residential
 Group

 Comparable  24,291    1,275    4,311      -    27,327  -5.4%  -4.1%
 ---------- --------  -------  ------- ------  --------
 Total       27,679      487    5,621  1,361    34,174

Total Real
 Estate Groups

 Comparable  90,756   12,508   10,680      -    88,928  -0.9%   0.1%
 ---------- --------  -------  ------- ------  --------
 Total      103,523   13,958   13,745  1,361   104,671


Land
 Development
 Group        5,573      570      351      -     5,354


Lumber Trading
 Group          167        -        -      -       167


Corporate
 Group       (5,087)       -        -      -    (5,087)
----------- --------  -------  ------- ------  --------
Grand
 Total      $104,176  $14,528  $14,096 $1,361  $105,105
            ========  =======  ======= ======  ========



Reconciliation of Net Operating Income to Net Earnings:

                                Quarter Ended April 30, 2004
                      ------------------------------------------------
                                          Plus
                                         Unconsol-
                                          idated     Plus
                        Full     Less    Invest-    Discont- Pro-Rata
                       Consol-  Minority ments at    inued    Consol-
                       idation  Interest Pro-Rata  Operations idation
                      ------------------------------------------------

 Revenues             $288,581  $38,840   $62,973       $434 $313,148
 Exclude straight-line
  rent adjustment (1)   (2,364)       -         -          -   (2,364)
                      ------------------------------------------------
 Adjusted revenues     286,217   38,840    62,973        434  310,784

 Operating expenses    174,326   19,445    37,398        139  192,418
 Add back depreciation
  and amortization for
  non-Real Estate
  Groups (a)             1,004        -        87          -    1,091
 Exclude straight-line
  rent adjustment (2)   (4,288)       -         -          -   (4,288)
                      ------------------------------------------------
 Adjusted operating
  expenses             171,042   19,445    37,485        139  189,221

 Add equity in earnings
  of unconsolidated
  entities               6,244       (4)   (5,894)         -      354
 Add back equity
  method depreciation
  expense (see below)    7,270        -    (7,033)         -      237
                      ------------------------------------------------

 Net Operating Income  128,689   19,391    12,561        295  122,154

 Interest expense      (59,942)  (9,897)  (12,443)      (125) (62,613)

 Loss on early
  extinguishment of
  debt                       -        -      (118)      (238)    (356)

 Gain on disposition
  of operating
  properties and other
  investments                -        -         -     19,499   19,499

 Depreciation and
  amortization - Real
  Estate Groups (a)    (39,943)  (2,166)   (7,033)      (107) (44,917)

 Straight-line rent
  adjustment (1) + (2)  (1,924)       -         -          -   (1,924)

 Equity method
  depreciation expense
  (see above)           (7,270)       -     7,033          -     (237)
                      ------------------------------------------------
 Earnings before
  income taxes          19,610    7,328         -     19,324   31,606

 Income tax
  (provision) benefit   (5,499)       -         -     (7,643) (13,142)
                      ------------------------------------------------
 Earnings before
  minority interest,
  discontinued
  operations and
  cumulative effect of
  change in accounting
  principle             14,111    7,328         -     11,681   18,464

 Minority Interest      (7,328)  (7,328)        -          -        -
                      ------------------------------------------------
 Earnings from
  continuing
  operations             6,783        -         -     11,681   18,464

 Discontinued
  operations, net of
  tax and minority
  interest:
   (Loss) earnings
    from operations       (106)       -         -        106        -
   Gain on disposition
    of operating
    properties          11,787        -         -    (11,787)       -
                      ------------------------------------------------
                        11,681        -         -    (11,681)       -
                      ------------------------------------------------

 Cumulative effect of
  change in accounting
  principle, net of
  tax                  (11,261)       -         -          -  (11,261)
                      ------------------------------------------------
 Net earnings           $7,203       $-        $-         $-   $7,203
                      ================================================

(a) Depreciation and
     amortization -
     Real Estate Groups $39,943  $2,166    $7,033       $107  $44,917
    Depreciation and
     amortization -
     Non-Real Estate
     Groups               1,004       -        87          -    1,091
                      ------------------------------------------------
    Total depreciation
     and amortization   $40,947  $2,166    $7,120       $107  $46,008
                      ================================================


Reconciliation of Net Operating Income to Net Earnings:

                                Quarter Ended April 30, 2003
                   ---------------------------------------------------
                                         Plus
                                        Unconsol-
                                         idated      Plus
                     Full Less Invest- Discont- Pro-Rata Consol- Minority ments at inued Consol-
                     idation  Interest  Pro-Rata   Operations  idation
                   ---------------------------------------------------

 Revenues          $230,762   $38,635    $59,281      $3,983 $255,391
 Exclude straight-
  line rent
  adjustment (1)     (2,670)        -          -           -   (2,670)
                   ---------------------------------------------------
 Adjusted revenues  228,092    38,635     59,281       3,983  252,721

 Operating expenses 140,654    24,104     33,060       2,622  152,232
 Add back
  depreciation and
  amortization for
  non-Real Estate
  Groups (a)            928         -         51           -      979
 Exclude straight-
  line rent
  adjustment (2)       (966)        -          -           -     (966)
                   ---------------------------------------------------
 Adjusted operating
  expenses          140,616    24,104     33,111       2,622  152,245

 Add equity in
  earnings of
  unconsolidated
  entities            9,843        (3)    (5,343)          -    4,503
 Add back equity
  method depreciation
  expense (see
  below)              6,857         -     (6,731)          -      126
                   ---------------------------------------------------

 Net Operating
  Income            104,176    14,528     14,096       1,361  105,105

 Interest expense   (43,815)   (7,599)   (14,096)       (837) (51,149)

 Loss on early
  extinguishment of
  debt                    -         -          -           -        -

 Gain on disposition
  of operating
  properties and
  other investments      22         -          -          88      110

 Depreciation and
  amortization -
  Real Estate
  Groups (a)        (28,422)   (4,389)    (6,731)       (524) (31,288)

 Straight-line rent
  adjustment (1)+(2)  1,704         -          -           -    1,704

 Equity method
  depreciation
  expense (see
  above)             (6,857)        -      6,731           -     (126)
                   ---------------------------------------------------
 Earnings before
  income taxes       26,808     2,540          -          88   24,356

 Income tax
  (provision)
  benefit            (9,529)        -          -         (35)  (9,564)
                   ---------------------------------------------------
 Earnings before
  minority interest,
  discontinued
  operations and
  cumulative effect
  of change in
  accounting
  principle          17,279     2,540          -          53   14,792

 Minority Interest   (2,540)   (2,540)         -           -        -
                   ---------------------------------------------------
 Earnings from
  continuing
  operations         14,739         -          -          53   14,792

 Discontinued
  operations,
  net of tax and
  minority interest:
   (Loss) earnings
    from operations       -         -          -           -        -
   Gain on
    disposition of
    operating
    properties           53         -          -         (53)       -
                   ---------------------------------------------------
                         53         -          -         (53)       -
                   ---------------------------------------------------

 Cumulative effect
  of change in
  accounting
  principle, net of
  tax                     -         -          -           -        -
                   ---------------------------------------------------
 Net earnings       $14,792        $-         $-          $-  $14,792
                   ===================================================


(a) Depreciation
     and amortization
     - Real Estate
     Groups         $28,422    $4,389     $6,731        $524  $31,288
    Depreciation
     and amortization
     - Non-Real
     Estate Groups      928         -         51           -      979
                   ---------------------------------------------------
    Total depreciation
     and
     amortization   $29,350    $4,389     $6,782        $524  $32,267
                   ===================================================


    CONTACT: Forest City Enterprises, Inc.
             Thomas G. Smith, 216-621-6060
             Thomas T. Kmiecik, 216-621-6060
             ON THE WEB: www.forestcity.net